Exhibit 99.1

Press Release

Assured Guaranty Ltd. Reports Full Year 2008 Net Income of $68.9 million ($0.77 per diluted share);

Full Year 2008 Operating Income of $74.5 million ($0.84 per diluted share)

Book Value Per Share Increases 2% to $21.18

Hamilton, Bermuda, February 25, 2009 – Assured Guaranty Ltd. (NYSE: AGO) (“Assured” or “the Company”) today reported financial results for the fiscal year ended December 31, 2008.  Assured reported 2008 net income of $68.9 million ($0.77 per diluted share), an increase of $372.2 million over the net loss of $303.3 million ($4.46 per diluted share) that Assured reported for 2007.  The improvement in 2008 was principally due to the change in unrealized gains and losses on credit derivatives.  Assured had after-tax unrealized gains on credit derivatives of $57.1 million ($0.64 per diluted share) in 2008 as compared to after-tax unrealized losses on credit derivatives of $480.0 million ($7.06 per diluted share) in 2007.

Operating income, a financial measure that is not in accordance with U.S. Generally Accepted Accounting Principles (“non-GAAP financial measure”), was $74.5 million ($0.84 per diluted share) in 2008, a decrease of 58% from $178.0 million ($2.57 per diluted share) in 2007.  See the “Explanation of Non-GAAP Financial Measures” section of this press release for a definition of operating income and other non-GAAP financial measures referenced in this press release.  Operating income in 2008 benefited from a $102.1 million increase in net earned premiums and a $34.5 million increase in net investment income compared to 2007 as a result of the growth of Assured’s financial guaranty business in 2008.  However, the increase in net earned premiums and net investment income was more than offset by a $260.0 million increase in loss and loss adjustment expenses ($201.7 million after-tax or $2.23 per diluted share) and a $40.1 million increase in incurred losses on credit derivatives ($30.9 million after tax or $0.34 per diluted share) compared to 2007.  In both periods, the majority of the loss and loss adjustment expenses and incurred losses on credit derivatives were largely associated, either directly or indirectly, with the credit deterioration of U.S. residential mortgage-backed securities (“RMBS”).

 “Assured’s long-standing focus on disciplined underwriting and proactive risk management helped protect our Company from the catastrophic losses experienced by so many other leading financial institutions this year,” commented Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd.  “We are one of the few financial institutions to report net income and operating income for the year and we also had an increase in our book value per share, despite losses on U.S. RMBS.  During the quarter, the performance of our RMBS exposures deteriorated at a faster pace than we expected, which resulted in the additional loss reserves we incurred in the quarter.  We

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

continue to aggressively pursue all of our rights and remedies under the terms of our contracts in order to minimize the ultimate net losses that we will pay on mortgage-related exposures.”

Table 1: Reconciliation of Net (Loss) Income to Operating (Loss) Income

($ in millions)

	4Q-08	4Q-07	2008	2007
Operating income	$3.5	$37.0	$74.5	$178.0
Plus: After-tax realized (losses) gains on investments	(46.8)	0.4	(62.7)	(1.3)
Plus: After-tax unrealized (losses) gains on credit derivatives(1)	(200.5)	(297.5)	57.1	(480.0)
Net (loss) income	$(243.8)	$(260.1)	$68.9	$(303.3)

Weighted average shares outstanding (in millions)(2):
Basic shares outstanding	91.0	69.0	88.0	68.0
Diluted shares outstanding - GAAP	91.0	69.0	88.9	68.0
Diluted shares outstanding - non-GAAP	91.6	70.1	88.9	69.3

Per diluted share(2)

	4Q-08	4Q-07	2008	2007
Operating income	$0.04	$0.53	$0.84	$2.57
Plus: After-tax realized (losses) gains on investments	(0.51)	0.01	(0.70)	(0.02)
Plus: After-tax unrealized (losses) gains on credit derivatives(1)	(2.20)	(4.31)	0.64	(7.06)
Net (loss) income	$(2.68)	$(3.77)	$0.77	$(4.46)

(1)

The quarter and year ended December 31, 2008 included a fair value after-tax gain of $12.0 million, or $0.13 per diluted share, and $27.8 million, or $0.31 per diluted share, respectively, related to Assured Guaranty Corp.’s committed capital securities. The quarter and year ended December 31, 2007 included a fair value after-tax gain of $5.4 million, or $0.08 per diluted share, related to Assured Guaranty Corp.’s committed capital securities.

(2)

The calculations for weighted averaged diluted shares outstanding and weighted average basic shares outstanding for GAAP are the same due to the anti-dilutive effect of options and restricted stock awards and units as a result of the net loss for both fourth quarter 2008 and 2007, and full year 2007. However, net income for full year 2008 and operating income, a non-GAAP financial measure, for all the periods presented is positive therefore the calculation of weighted average diluted shares outstanding for operating income includes the dilutive effect of options and restricted stock awards and units for all periods presented.

Shareholders’ Equity and Book Value Per Share:

Assured also announced today that its shareholders’ equity at December 31, 2008 was $1,926.2 million, an increase of 16% from $1,666.6 million at December 31, 2007.  This increase was largely due to $250.0 million of net proceeds from Assured’s April 2008 equity offering to WLR Recovery Fund IV, L.P. and affiliated funds, but also benefited from a $52.8 million increase in retained earnings related to the Company’s 2008 net income less shareholders’ dividends.   The Company’s book value per share, which includes the effect of the April share issuance, was $21.18 at December 31, 2008, up 2% compared to $20.85 at December 31, 2007.

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

Table 2: Shareholders’ Equity(1)

(amounts in millions, except per share data)

	As of
	December 31, 2008	December 31, 2007	% Change
Book value	$1,926.2	$1,666.6	16%
Plus: Net unearned premium reserve, after tax(2)	1,033.4	779.7	33%
Plus: Net unearned revenue on credit derivatives, after tax(3)	17.6	11.5	53%
Plus: Net present value of estimated future installment premiums in-force, after tax(4)	708.3	719.8	(2)%
Less: Deferred acquisition costs (DAC), after tax	261.6	231.0	13%
Adjusted book value	$3,423.9	$2,946.5	16%

Shares outstanding at the end of period (in millions)	91.0	79.9	14%

Book value per share outstanding:
Book value	$21.18	$20.85	2%
Plus: Net unearned premium reserve, after tax(2)	11.36	9.75	17%
Plus: Net unearned revenue on credit derivatives, after tax(3)	0.19	0.14	36%
Plus: Net present value of estimated future installment premiums in-force, after tax(4)	7.79	9.00	(13)%
Less: DAC, after tax	2.87	2.89	(1)%
Adjusted book value	$37.65	$36.85	2%

Book value per share, excluding AOCI and net unrealized mark-to-market gains (losses) on derivatives(5)	$25.43	$25.72	(1)%
Adjusted book value per share, excluding AOCI and net unrealized mark-to-market gains (losses) on derivatives(5)	$41.91	$41.73	0%

(1) Some amounts may not add due to rounding.

(2) Unearned premium reserve less pre-paid reinsurance premiums, after tax.

(3) Unearned revenue less pre-paid reinsurance premiums on credit derivatives, after tax.

(4) Due to reporting lags by Assured’s ceding companies, the present value of estimated treaty reinsurance installment premiums in force in the Company’s financial guaranty reinsurance segment is reported on a one-quarter lag.  Please see the “Explanation of Non-GAAP Financial Measures” section of this press release for more information.

(5) Net unrealized losses on credit derivatives consist of the net after-tax fair value components of the Company’s contracts written in credit derivative form, which are included in credit derivative assets or liabilities on the balance sheet, of $422.7 million at December 31, 2008 and $452.0 million at December 31, 2007, and of Assured Guaranty Corp.’s committed capital securities of $33.2 million at December 31, 2008 and $5.4 million at December 31, 2007.

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

The Company’s December 31, 2008 shareholders’ equity was also affected by several mark-to-market related gains and losses compared to December 31, 2007, including: a $53.7 million reduction in accumulated other comprehensive income due to unrealized capital losses on the Company’s investment assets attributable to market value changes; a $29.7 million reduction in after-tax mark-to-market unrealized losses on credit derivatives; and a $27.8 million increase in after-tax fair value gain on Assured Guaranty Corp.’s committed capital securities.  The Company recorded a $57.1 million unrealized gain on credit derivatives in 2008 versus a $480.0 million loss for full year 2007, as a result of an increase in the fair value of financial guaranty contracts written in credit default swap form by the Company’s financial guaranty direct and reinsurance segments during 2008.  The fair value reflects the change in the Company’s own credit cost based on the price to purchase credit protection on Assured Guaranty Corp., the Company’s financial guaranty direct subsidiary, which widened during 2008, but was partially offset by the market value decline on credit derivatives. The Company’s credit derivatives are generally held to maturity and management expects that the unrealized gain or loss on a credit derivative will reduce to zero as the exposure approaches its maturity date, unless there is a payment default on the exposure.

Shareholders’ equity excluding accumulated other comprehensive income, mark-to-market unrealized losses on credit derivatives, and the fair value gain on Assured Guaranty Corp.’s committed capital securities was $2,312.9 million, up 12% from $2,056.6 million at December 31, 2007.  Shareholders' equity per share excluding these items was $25.43 per share at December 31, 2008, a decrease of 1% from $25.72 at December 31, 2007.

Assured’s adjusted book value, a non-GAAP financial measure, was $37.65 per share at December 31, 2008, an increase of 2% over adjusted book value per share of $36.85 at December 31, 2007.  Adjusted book value per share excluding net unrealized losses on credit derivatives, fair value gain on Assured Guaranty Corp.’s committed capital securities and accumulated other comprehensive income was $41.91 per share at December 31, 2008, an increase of 0.4% from $41.73 at December 31, 2007.

Assured expects to file its Form 10-K filing with the U.S. Securities and Exchange Commission by the close of business on Friday, February 27, 2009.  Investors should refer to this filing for the Company’s audited financial results, management’s discussion and analysis of 2008 results, Company risk factors and other information on 2008 results.

Fourth Quarter 2008

Assured also reported today its financial results for the quarter ended December 31, 2008 (“fourth quarter 2008”) as well as its fourth quarter 2008 financial supplement, which is available in the Investor Information Section of the Company’s website at www.assuredguaranty.com.   Assured announced a fourth quarter 2008 net loss of $243.8 million ($2.68 per diluted share), an improvement of $16.3 million ($1.09 per diluted share) or 29% compared the net loss of $260.1 million ($3.77 per diluted share) reported for the quarter ended December 31, 2007 (“fourth quarter 2007”).  The improvement in the Company’s fourth quarter 2008 results compared to the prior year period reflect a $90.5 million ($2.05 per diluted share) reduction in after-tax unrealized losses on credit derivatives that was partially offset by a $47.2 million ($0.52 per diluted share) increase in after-tax realized losses on investments and a $33.5 million ($0.49 per diluted share) reduction in operating income. The increase in after-tax realized losses on investments principally reflects other than temporary impairments of investment securities in the Company’s investment portfolio.

Fourth quarter 2008 operating income declined to $3.5 million ($0.04 per diluted share) from $37.0 million ($0.53 per diluted share) in fourth quarter 2007 due to an increase in loss and loss adjustment expenses that was greater than the significant growth in the Company’s net earned premiums and net investment income over the prior year period.  The Company reported 70% growth in net earned premiums to $77.4 million and a 25% increase in investment income to $42.3 million due to the growth of the Company’s business over the last year.  However, the growth in these two items was more than offset by increased loss and loss adjustment expenses, the majority of which were directly or indirectly associated with U.S. RMBS.  Assured reported $90.0 million of fourth quarter 2008 pre-tax loss and loss adjustment expenses ($69.3 million after tax or $0.76 per diluted share), an increase of $72.4 million ($53.7 million after tax or $0.54 per diluted share) over fourth quarter 2007.  The RMBS losses were from a variety of subcategories of RMBS collateral and were not predominantly from home equity line of credit (“HELOC”) exposures as in previous quarters but were instead largely associated with portfolio and case loss reserves established on alternative-A (“alt-A”) or closed-end second lien RMBS.

Present Value of Financial Guaranty and Credit Derivative Gross Written Premiums

Assured’s fourth quarter 2008 consolidated new business production as measured by the present value of financial guaranty and credit derivative gross written premiums (“PVP”), a non-GAAP financial measure, was $128.1 million, a 73% decrease compared to fourth quarter 2007.  The financial guaranty direct segment’s fourth quarter 2008 PVP was $121.9 million, a 22% decrease from the same period last year, reflecting increased U.S. public finance production that was offset by the Company’s reduced production in the U.S. structured finance and international markets.  Fourth quarter 2008 U.S. public finance PVP increased 124% to $57.4 million from $25.6 million in the prior

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

year period due to increased demand for the Company’s guaranties in the new issue and secondary markets, resulting in a 109% increase in Assured’s fourth quarter 2008 U.S. public finance gross par written.  Fourth quarter 2008 U.S. structured finance PVP was $49.8 million, a decrease of 46% over fourth quarter 2007, while international PVP in fourth quarter 2008 decreased 62% to $14.7 million as compared to $38.5 million in fourth quarter 2007.  The Company’s PVP in these two markets is consistent with the modest levels of new issuance activity during 2008 as well as the Company’s tightened underwriting and pricing standards in these markets.  Assured’s gross par written in the U.S. structured finance and international markets was $2.0 billion and $359 million, declines of 77% and 92%, respectively, from fourth quarter 2007.

“I am pleased with our production in the quarter, given the current market environment,” stated Mr. Frederico.  “Our financial guaranty direct segment’s U.S. public finance transaction pipeline has continued to build during 2009 reflecting robust demand for our credit enhancement products in that market, as is demonstrated by our ranking as the market’s leading municipal bond insurer since October 2008.”

Fourth quarter 2008 financial guaranty reinsurance PVP was $6.2 million, a decrease of 98% compared to fourth quarter 2007 PVP of $320.7 million.  The decline in PVP over the prior year period reflects the fourth quarter 2007 reinsurance transaction with the Ambac Assurance Corporation (the “Ambac reinsurance transaction”) which produced PVP of $259.8 million.  The Company’s fourth quarter 2008 financial guaranty reinsurance excluding the Ambac reinsurance transaction declined 90% from fourth quarter 2007 due to limited new business production from the Company’s reinsurance clients during fourth quarter 2008.  Substantially all of the Company’s reinsurance clients were not actively writing new financial guaranty contracts during fourth quarter 2008, thereby limiting the Company’s reinsurance production opportunities to portfolio transactions, such as the reinsurance transaction with CIFG Assurance North America, Inc. (“CIFG NA”) that closed in January 2009.

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

Table 3: Analysis of PVP and GWP(1)

($ in millions)

			%
	4Q-08	4Q-07	Change
Gross written premiums (“GWP”) analysis:
Present value of financial guaranty and credit derivative GWP (“PVP”)
Financial guaranty direct U.S. public finance	$57.4	$25.6	124%
U.S. structured finance	49.8	92.3	(46)%
International	14.7	38.5	(62)%
Total financial guaranty direct	121.9	156.4	(22)%
Financial guaranty reinsurance(2)	6.2	320.7	(98)%
Total PVP	128.1	477.0	(73)%
Less: PVP of credit derivatives	57.6	81.8	(30)%
PVP of financial guaranty GWP	70.5	395.2	(82)%
Less: Financial guaranty installment premium PVP	10.6	195.1	(95)%
Total: Financial guaranty upfront GWP	59.9	200.1	(70)%
Plus: Financial guaranty installment GWP	24.0	29.2	(18)%
Total financial guaranty GWP	83.9	229.3	(63)%
Plus: Mortgage guaranty segment GWP	—	(0.2)	NM
Plus: Other segment GWP	—	—	NM
Total GWP	$83.9	$229.1	(63)%

(1) Some amounts may not add due to rounding.

(2) Due to reporting lags by Assured’s ceding companies, PVP for treaty reinsurance installment premiums in the Company’s financial guaranty reinsurance segment is reported on a one-quarter lag.

NM = Not meaningful

Income Statement Highlights:

Assured’s fourth quarter 2008 gross and net written premiums decreased 63% and 64%, respectively, compared to fourth quarter 2007.  The lower premiums in fourth quarter 2008 are attributable to the 2007 Ambac reinsurance transaction, which generated $143.2 million in both gross and net written premiums in fourth quarter 2007.

Fourth quarter 2008 net earned premiums increased 70% from fourth quarter 2007 to $77.4 million, driven principally by the growth in financial guaranty direct business and by an increase in refundings in the financial guaranty reinsurance segment.  Financial guaranty direct net earned premiums rose by 70% to $25.0 million in the quarter while financial guaranty reinsurance premiums rose by 135% to $51.1 million, including $24.4 million of reinsurance refundings.  Fourth quarter 2008 net earned premiums excluding $25.8 million of premiums earned due to refundings ($0.17 per diluted share after tax) in both segments were $51.6 million, an increase of 18% over fourth quarter 2007 net earned premiums excluding refundings.

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

Table 4: Analysis of Revenues

($ in millions)	4Q-08	4Q-07	% Change
Revenues
Gross written premiums	$83.9	$229.1	(63)%
Net written premiums	82.7	227.7	(64)%
Net earned premiums	77.4	45.6	70%
Net investment income	42.3	33.9	25%
Realized gains and other settlements on credit derivatives	28.2	21.9	29%
Incurred losses on credit derivatives(1)	(24.8)	(0.5)	NM
Other income	0.2	0.1	100%
Total revenues included in operating income(2)	$123.3	$101.0	22%

(1) Reflects case and portfolio loss and loss adjustment expenses incurred for contracts written in credit derivative form.

(2) Revenues included in operating income.  See “Explanation of Non-GAAP Financial Measures” section of this press release.

NM = Not meaningful

Assured’s fourth quarter 2008 net investment income rose to $42.3 million, an increase of 25% compared to fourth quarter 2007, due to higher average invested asset balances that were slightly offset by a decline in pre-tax book yields to 4.6% at December 31, 2008 from 5.0% at December 31, 2007, consistent with the decline in market interest rates over the past year.

Realized gains and other settlements on credit derivatives rose 29% in fourth quarter 2008 to $28.2 million reflecting the growth in the Company’s net par outstanding of credit derivatives and the increase in new business pricing over the prior year period.  Credit derivatives are largely underwritten in Assured’s financial guaranty direct segment and, in particular, in the international and U.S. structured finance markets.

The Company’s incurred losses on credit derivatives, which reflect the change in case and portfolio loss reserves established for contracts written in credit derivative form, were $24.8 million in fourth quarter 2008 compared to $0.5 million in fourth quarter 2007.  The majority of the increase was for portfolio loss reserves on alt-A and subprime U.S. RMBS exposures due to Assured’s fourth quarter 2008 downgrade of internal ratings on credit derivative contracts covering U.S. RMBS, but also included $5.2 million in case and portfolio loss reserves for non-RMBS exposures.  Additional detail on the Company’s incurred losses on credit derivatives and loss and loss adjustment expenses by exposure category is available in Table 6 below.

Total Expenses

Assured’s fourth quarter 2008 total expenses were $129.9 million compared to $58.5 million in fourth quarter 2007, an increase of 122% which was largely attributable to a $72.4 million increase in pre-tax loss and loss adjustment expenses from fourth quarter 2007.

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

Table 5: Expense Analysis

($ in millions)

	4Q-08	4Q-07	% Change
Expenses(1)
Loss and loss adjustment expenses	$90.0	$17.6	NM
Profit commission expense	0.6	2.9	(79)%
Acquisition costs	18.2	11.0	65%
Other operating expenses	13.6	20.5	(34)%
Interest and related expenses	7.6	6.6	15%
Total expenses	$129.9	$58.5	122%

(1) Some amounts may not add due to rounding.

NM = Not meaningful

Fourth quarter 2008 pre-tax loss and loss adjustment expenses totaled $90.0 million ($69.3 million after tax or $0.76 per diluted share) and included $74.8 million directly or indirectly associated with U.S. RMBS ($52.1 million after tax or $0.57 per diluted share).  Fourth quarter 2008 losses included $24.0 million of pre-tax HELOC losses, of which $17.2 million was incurred for two large Countrywide transactions underwritten in Assured’s financial guaranty direct segment during 2005 and 2007 (“direct Countrywide transactions”).  The Company’s total paid losses and loss adjustment expenses on the two direct Countrywide transactions as of December 31, 2008 were $170.0 million ($130.7 million after tax) and the Company has booked a loss salvage recoverable of $59.0 million ($43.5 million after tax) against these losses as of December 31, 2008.  Additional detail on the Company’s incurred losses on credit derivatives and loss and loss adjustment expenses by exposure category is available in Table 6 below.

Acquisition costs, which primarily consist of ceding commissions, brokerage fees and operating expenses that are related to the acquisition of new business, were $18.2 million, up 65% as compared to $11.0 million in fourth quarter 2007.  The growth in acquisition costs is related to the increase in net earned premiums versus the prior year period, including the recognition of ceding commission expense on premiums that were earned in the quarter due to refundings.

Other operating expenses were $13.6 million in fourth quarter 2008, a 34% decrease from $20.5 million in fourth quarter 2007.  Lower incentive compensation accruals which were partially offset by increased headcount and higher rental accruals over fourth quarter 2007 were the principal factors contributing to the decrease in other operating expenses.

Interest and other expenses were $7.6 million in fourth quarter 2008, an increase of 15% over the prior period, as a consequence of an increase in the interest rate margin on the Company’s committed capital securities that was required after the auction process for these securities failed in April 2008.  The Company is currently paying 250 basis points over the one-month London Interbank Offered Rate as compared to 110 basis points prior to April 2008.

As detailed in Table 1, Assured’s recorded after-tax realized losses on investments of $46.8 million for fourth quarter 2008 as compared to a $0.4 million gain for fourth quarter 2007.  The fourth quarter 2008 losses were attributable to the loss recognition for other than temporary impairment of securities in the Company’s investment portfolio whose market value has declined, principally due to the decline in the broad fixed income markets.  These losses will be recaptured in the future if the underlying securities do not have a payment default.

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

Loss Reserves, Incurred Losses on Credit Derivatives and Loss Adjustment Expenses Details:

The Company’s total liabilities as of December 31, 2008 include $196.8 million in reserves for loss and loss adjustment expenses, up 57% from the $125.6 million recorded at December 31, 2007.  These reserves consist of $121.5 million in case reserves, $49.8 million in portfolio loss reserves for fundamentally sound credits, $22.5 million in portfolio reserves for exposures on the Company’s closely monitored credits (“CMC”) list and $3.0 million of incurred but not reported loss reserves for the Company’s other segment.  In addition, as of December 31, 2008, Assured has $51.8 million of loss reserves for credit derivatives, of which $15.7 million is associated with portfolio loss reserves for fundamentally sound credits.

The following table summarizes by type of underlying exposure the Company’s loss and loss adjustment expenses for contracts written in financial guaranty form and incurred losses on credit derivatives for fourth quarter 2008 and the Company’s loss and loss adjustment expense reserves for financial guaranty and credit derivative contracts as of December 31, 2008:

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

Table 6: Loss and Loss Adjustment Expenses(1)

(dollars in millions)

			Dec. 31. 2008
	Total		Loss and Loss
	Net Par	4Q-08	Adjustment
	Outstanding	Incurred Losses(3)	Expense Reserves(4)
Financial Guaranty Direct and Reinsurance: (2)
Prime First Lien	$1,959	$1.5	$4.7
Prime Closed End Seconds	433	24.0	37.7
Prime HELOC	1,738	24.0	7.5
Alt-A First Lien	6,218	15.7	23.2
Alt-A Option ARMs	1,411	1.4	1.4
Subprime First Lien	6,633	8.3	35.8
Total U.S. RMBS	18,393	74.8	110.4
Other Structured Finance	78,508	24.4	94.0
Public Finance	125,822	14.7	37.1
Total Financial Guaranty Direct and Reinsurance	$222,722	$113.9	$241.5

(1) Some amounts may not add due to rounding.

(2) Includes financial guaranty (FG) and insured derivatives in the insured portfolio. Does not include $2.6 million from the Mortgage Guaranty segment or $4.5 million from the Other segment. Please see page 12 of the Financial Supplement for more information.

(3) Includes loss and loss adjustment expenses (recoveries) and incurred losses on credit derivatives, for the financial guaranty direct and reinsurance segments only.

(4) Includes loss and loss adjustment expense reserves for financial guaranty and credit derivatives, for the financial guaranty direct and reinsurance segments only.

FAS 163 Implementation:  The Company has previously confirmed that the provisions of Financial Accounting Standard No. 163 (“FAS 163”), which addresses the methodology for establishing claims liabilities as well as other financial guaranty accounting items, is expected to have a material effect on the Company’s financial statements.  The Company expects the effect of FAS 163 to be material to premiums receivable and unearned premium reserve on its balance sheet as of January 1, 2009 for the recording of future installment premiums.  The Company is in the process of finalizing the impact of the adoption of FAS 163 on retained earnings for revisions to the Company’s premium revenue recognition and claims liability methodologies.  The Company will disclose the impact of the adoption of FAS 163 in its 10-Q for the period ended March 31, 2009.

CIFG NA Reinsurance Transaction:  On January 22, 2009, Assured Guaranty Corp. announced the closing of the reinsurance transaction with CIFG NA that was previously announced on October 23, 2008.  This transaction will be recorded in the Company’s financial statements for the quarter ended March 31, 2009.  Assured Guaranty Corp. is providing reinsurance to CIFG NA with respect to certain U.S. public finance and infrastructure policies (the “covered policies”) totaling approximately $13 billion of par outstanding.  The covered policies principally consist of investment grade credits and do not contain any below investment grade credits, any credit default swaps, or any credits for which a loss reserve had been established by CIFG NA.  In connection with the reinsurance transaction, Assured has received unearned upfront premium reserves of approximately $85 million.  As previously announced, CIFG NA and Assured have agreed to work together after the closing of the reinsurance transaction to secure written agreements from the holders of each covered policy to transfer by novation the covered policy from CIFG NA to Assured.  Until novated, all covered policies will remain direct guarantee obligations of CIFG NA.  A list of transactions covered by this reinsurance transaction has been posted on CIFG NA’s website at www.cifg.com.  CIFG NA policyholders should contact CIFG NA or their trustee for more information about the novation process.  The novation process for each covered policy will be determined in conjunction with representatives for each underlying insured credit based on the applicable legal requirements and the particular facts and circumstances of each such insured credit.  There can be no assurance as to the timing of the novation process or whether an insured credit will be successfully novated.

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

Update on Proposed Acquisition of Financial Security Assurance Holdings Ltd.:  On November 14, 2008, Assured announced that it had reached a definitive agreement with subsidiaries of Dexia S.A. to purchase Financial Security Assurance Holdings Ltd. (“FSA”), the parent company of Financial Security Assurance Ltd.  The purchase price to be paid by Assured is $722 million, consisting of $361 million in cash and 44,567,901 common shares of Assured.  The definitive agreement provides that Assured will be indemnified against exposure to FSA’s Financial Products segment, which includes its guaranteed investment contract business.  On January 21, 2009, Assured announced that the mandatory waiting period under the United States’ Hart-Scott-Rodino Antitrust Improvements Act of 1976 for the acquisition had expired.  The acquisition is also contingent on confirmation from Standard & Poor’s, Moody’s Investors Service and Fitch Ratings that the acquisition of FSA would not result in a downgrade of Assured Guaranty Corp., Assured Guaranty (UK) Ltd., and Assured Guaranty Re Ltd.  On January 29, 2009, Assured announced that it will hold a Special General Meeting of Shareholders (“Special General Meeting”) on March 16, 2009, for shareholders of record as of February 6, 2009, to vote on the issuance of Assured common shares to Dexia Holdings, Inc. or its designated affiliate in connection with Assured’s proposed acquisition of Financial Security Assurance Holdings Ltd. and also to vote on the issuance of Assured’s common shares to WLR Recovery Fund IV, L.P. and/or its affiliated funds pursuant to a backstop commitment to provide the financing for the cash portion of the acquisition price, to the extent Assured does not finance the cash portion of the acquisition price with the proceeds of a public offering of equity securities.  Assured’s shareholders as of the record date have been provided with notice and proxy materials and will be entitled to vote at the Special General Meeting.  Assured expects to complete the acquisition of FSA in the first or second quarter of 2009.

Conference Call and Webcast Information:  The Company will host a conference call for investors and analysts on Thursday, February 26, 2009 at 9:30 a.m. Atlantic Time (8:30 a.m. Eastern Time).  The earnings conference call will be available via live and archived webcast in the Investor Information section of the Company’s website at http://www.assuredguaranty.com or by dialing 800-561-2731 (in the U.S.) or 617-614-3528 (International), passcode 20405855.  A replay of the call will be available two hours after the conclusion of the call through Thursday, March 26, 2009.  To listen to the replay dial: 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 59717494.

Please refer to Assured’s Fourth Quarter 2008 Financial Supplement, which is posted on the Company’s website at http://www.assuredguaranty.com/investor/ltd/financial.aspx, for more information on the Company’s individual segment performance, financial guaranty portfolios, investment portfolio and other items.  The Company has also posted on its website Assured’s Financial Guaranty Direct Segment’s U.S. and International Structured Finance Transaction List as of December 31, 2008 and a new disclosure that lists Assured Guaranty Corp.’s Financial Guaranty Direct Segment’s New Issue U.S. Public Finance Closings for the period of December 1, 2008 to February 20, 2009.

Assured Guaranty Ltd. is a publicly-traded Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information on Assured and its subsidiaries can be found at www.assuredguaranty.com.

Explanation of Non-GAAP Financial Measures:

This press release references several non-GAAP financial measures to assist analysts and investors in evaluating Assured’s financial results.  These non-GAAP financial measures are defined in the “Explanation of Non-GAAP Financial Measures” section of the press release.  In each case, the most

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

directly comparable GAAP financial measure, if available, is presented and a reconciliation of the non-GAAP financial measure and GAAP financial measure is provided. This presentation is consistent with how Assured’s management, analysts and investors evaluate the Company’s financial results and is comparable to estimates published by analysts in their research reports on Assured.  The non-GAAP financial measures included in this press release are: operating income, present value of financial guaranty and credit derivative gross written premiums (“PVP”), net present value of estimated future installment premiums in force and adjusted book value.  The following paragraphs define each non-GAAP financial measures presented in this press release and describes why they are useful for investors.

Operating income, which is a non-GAAP financial measure, is defined as net income (loss) excluding: (i) after-tax realized gains (losses) on investments; (ii) after-tax unrealized gains (losses) on credit derivatives, and (iii) the fair value adjustment of the Company’s committed capital securities, other than the Company’s net estimate of after-tax losses incurred on credit derivatives. Management believes that operating income is a useful measure for management, investors and analysts because the presentation of operating income enhances the understanding of Assured’s results of operations by highlighting the underlying profitability of Assured’s business. Realized gains (losses) on investments and unrealized gains (losses) on credit derivatives and the fair value adjustment of the Company’s committed capital securities, other than incurred losses on credit derivatives, are excluded because the amount of these gains (losses) is heavily influenced by, and fluctuates, in part, according to changes in market interest rates, credit spreads and other factors that management cannot control or predict. This measure should not be viewed as a substitute for net income (loss) determined in accordance with GAAP.

Present value of financial guaranty and credit derivative gross written premiums, or PVP, which is a non-GAAP financial measure, is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums on insurance and credit derivative contracts written in the current period, discounted at 6% per year. Management believes that PVP is a useful measure for management, investors and analysts because it permits the evaluation of the value of new business production for Assured by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period, whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (“credit derivative revenues”) do not measure. Actual future net earned or written premiums and credit derivative revenues may differ from PVP due to factors such as prepayments, amortizations, refundings, contract terminations or defaults that may or may not be influenced by market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors that management cannot control or predict. This measure should not be viewed as a substitute for gross written premiums determined in accordance with GAAP.

Net present value of estimated future installment premiums in force, which is a non-GAAP financial measure, is defined as the present value of estimated future installment premiums from our financial guaranty and credit derivative in-force books of business, net of reinsurance, and discounted at 6%. Management believes that net present value of estimated future installment premiums in force is a useful measure for management, investors and analysts because it permits an evaluation of the Company’s future estimated financial guaranty and credit derivative installment premiums. Estimated future premiums may change from period to period due to changes in par outstanding, maturity, or other factors that management cannot control or predict that result from market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults, or other factors. There is no comparable GAAP financial measure.

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

Adjusted book value, which is a non-GAAP financial measure, is defined as shareholders’ equity (book value) plus the after-tax value of the unearned premium reserve net of prepaid reinsurance premiums, the after-tax value of unearned premium on credit derivatives net of prepaid reinsurance premiums and the after-tax net present value of estimated future installment premiums in force, less future ceding commissions, discounted at 6%, less after-tax deferred acquisition costs. Management believes that adjusted book value is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of the Company’s in force premiums and shareholders’ equity. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, prepayment speeds, policy changes or terminations, credit defaults and other factors that management cannot control or predict. This measure should not be viewed as a substitute for book value as reported in accordance with GAAP.

For adjusted book value, net present value of estimated future installment premiums in force and PVP, Assured uses 6% as the present value discount rate because it is the approximate taxable equivalent yield on Assured’s investment portfolio for the periods presented.

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

Assured Guaranty Ltd.

Consolidated Income Statements (1)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(dollars in millions)
Revenues
Gross written premiums	$83.9	$229.1	$618.3	$424.5
Net written premiums	82.7	227.7	604.6	408.0
Net earned premiums	77.4	45.6	261.4	159.3
Net investment income	42.3	33.9	162.6	128.1
Realized gains and other settlements on credit derivatives	28.2	21.9	117.6	74.0
Incurred losses on credit derivatives	(24.8)	(0.5)	(43.7)	(3.6)
Other income	0.2	0.1	0.7	0.5
Total revenues	123.3	101.0	498.6	358.3

Expenses
Loss and loss adjustment expenses	90.0	17.6	265.8	5.8
Profit commission expense	0.6	2.9	1.3	6.5
Acquisition costs	18.2	11.0	61.2	43.2
Other operating expenses	13.6	20.5	83.5	79.9
Interest and related expenses	7.6	6.6	29.0	26.2
Total expenses	129.9	58.5	440.9	161.4

Operating income before (benefit) provision for income taxes	(6.6)	42.4	57.7	196.9

Total (benefit) provision for income taxes	(10.1)	5.4	(16.8)	18.9

Operating income (2)	3.5	37.0	74.5	178.0

Plus: After-tax realized (losses) gains on investments	(46.8)	0.4	(62.7)	(1.3)
Plus: After-tax unrealized (losses) gains on credit derivatives(3)	(200.5)	(297.5)	57.1	(480.0)

Net (loss) income	$(243.8)	$(260.1)	$68.9	$(303.3)

(1)  Some amounts may not add due to rounding.

(2)  Net income (loss) excluding i) after-tax realized gains (losses) on investments and ii) after-tax unrealized gains (losses) on credit derivatives and the fair value adjustment of the Company’s committed capital securities.

(3)  The quarter and year ended December 31, 2008 included a fair value after-tax gain of  $12.0 million, or $0.13 per diluted share, and $27.8 million, or $0.31 per diluted share, respectively, related to Assured Guaranty Corp.’s committed capital securities.  Both quarter and year ended December 31, 2007 included a fair value after-tax gain of $5.4 million, or $0.08 per diluted share, related to Assured Guaranty Corp.’s committed capital securities.

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

Assured Guaranty Ltd.

Consolidated Balance Sheets *

	As of:
	December 31,	December 31,
	2008	2007
	(dollars in millions)

Assets
Fixed maturity securities, at fair value	$3,154.1	$2,587.0
Short-term investments, at cost which approximates fair value	477.2	552.9
Total investments	3,631.3	3,139.9

Cash and cash equivalents	12.3	8.0
Accrued investment income	32.8	26.5
Deferred acquisition costs	288.6	259.3
Prepaid reinsurance premiums	18.9	13.5
Reinsurance recoverable on ceded losses	6.5	8.8
Premiums receivable	15.7	27.8
Goodwill	85.4	85.4
Credit derivative assets	147.0	5.5
Deferred tax asset	129.1	147.6
Current income taxes receivable	21.4	—
Salvage recoverable	80.2	8.5
Committed capital securities, at fair value	51.1	8.3
Other assets	35.3	23.7
Total assets	$4,555.7	$3,762.9

Liabilities and shareholders’ equity
Liabilities
Unearned premium reserves	$1,233.7	$887.2
Reserves for losses and loss adjustment expenses	196.8	125.6
Profit commissions payable	8.6	22.3
Reinsurance balances payable	18.0	3.3
Current income taxes payable	—	0.6
Funds held by Company under reinsurance contracts	30.7	25.4
Credit derivative liabilities	733.8	623.1
Senior notes	197.4	197.4
Series A Enhanced Junior Subordinated Debentures	149.8	149.7
Other liabilities	60.8	61.8
Total liabilities	2,629.5	2,096.4
Shareholders’ equity
Common stock	0.9	0.8
Additional paid-in capital	1,284.4	1,023.9
Retained earnings	638.1	585.3
Accumulated other comprehensive income	2.9	56.6
Total shareholders’ equity	1,926.2	1,666.6

Total liabilities and shareholders’ equity	$4,555.7	$3,762.9

* Some amounts may not add due to rounding.

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward-looking statements, including its calculations of adjusted book value, present value of financial guaranty and credit derivative gross written premiums (“PVP”), net present value of estimated future installment premiums in force, total estimated net future premium earnings, and statements regarding capital losses, pricing, ratings, expenses and new business production could be affected by many events.  These events include rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, developments or volatility in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserves, investment losses, the availability of capital, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements which are made as of February 25, 2009.  Assured does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Equity Investors:	Fixed Income Investors:
Sabra Purtill, CFA	Michael Walker
Managing Director, Global Communications	Director, Fixed Income Investor Relations
and Investor Relations	212-261-5575
212-408-6044	mwalker@assuredguaranty.com
441-299-9375
spurtill@assuredguaranty.com	Jason Falzon
Vice President, Fixed Income Investor Relations
Ross Aron	212-408-6036
Associate, Investor Relations	jfalzon@assuredguaranty.com
212-261-5509
raron@assuredguaranty.com

Media:
Ashweeta Durani
Vice President, Global Communications
212-408-6042
adurani@assuredguaranty.com

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda